EXHIBIT 99.1

—For Immediate Release—

CORPORATE CONTACTS:	MEDIA/MARKETING CONTACT:
Robert T. Hamilton, CFO	Kavita Pandey, Neale-May & Partners
954-360-9022	212-213-5400x212
rhamilton@eDiets.com	kpandey@nealemay.com

Alison Tanner, CFA, Chief Strategist
954-360-9022
alison@eDiets.com

eDiets Forecasts First Quarter Loss

New Business Strategy to be Launched on April 16th

Deerfield Beach, Fla., April 10, 2003—eDiets.com, Inc. (OTC BB: EDET) (“eDiets”), the most visited source for diet information online, today announced that it will report a loss in the first quarter primarily as a result of both a lower response to the Company’s email marketing campaigns, and fewer than expected sales of subscriptions under a contract with a major Internet portal. The Company is taking steps to deal with today’s proliferation of unsolicited emails that compete with its communications with its members, and is in discussions to resolve subscription delivery issues with the portal.

eDiets also announced today that on April 16th the Company will transition from a one product company to become a source for multiple branded diet solutions that fit the varied needs, lifestyles, and goals of today’s consumers. This strategic change, made possible by eDiets’ technology platform, is designed to clearly differentiate eDiets from the 40 year-old drive-to diet center model created by Weight Watchers® International, Inc. (“Weight Watchers”).

“The classic drive-to diet center pioneered by Weight Watchers worked for my mother, but today’s busy consumer needs a more convenient, flexible, private and cost-effective solution, and that solution is online” commented David Humble, CEO of eDiets. “Overweight and obesity are reaching epidemic proportions. Being overweight is beginning to be viewed as politically and socially less acceptable, much as most people now look at smoking as being socially unacceptable. Consequently, we expect increasing numbers of consumers to take their physical condition more seriously, causing the market for diet solutions to expand. In preparation for this expansion we have increased staff and infrastructure, and strengthened our professional support group to position ourselves as experts on multiple diet solutions, in order to serve the broadest range of consumers possible.”

For the first quarter ended March 31, 2003 eDiets expects both reported revenues and deferred revenues, which reflect subscription payments already received but yet to be recognized, to increase relative to the comparable prior year period. However, due to higher than anticipated customer acquisition costs and higher levels of overhead to support the Company’s new strategy, earnings before interest, taxes, depreciation and amortization (EBITDA), net income and earnings per share are expected to be negative.

The Company estimates that for the first quarter ended March 31, 2003 it will report revenues of between $7.2 and $7.4 million, an increase of approximately 3 to 6% compared to revenues of $7.0 million in the first quarter of fiscal 2002. Deferred subscription revenues are expected to have reached an all-time high of $3.8 million at March 31, 2003, an increase of $0.7 million compared to $3.1 million at December 31, 2002 and $1.1 million compared to $2.7 million at March 31, 2002, in part due to increased sales of the Company’s annual membership programs. The Company further estimates that it will report negative EBITDA of between $1.5 and $1.8 million[1] and a net loss of between $1.8 and $2.1 million, or $0.11 and $0.13 per share, for the first quarter of fiscal 2003. In the first quarter of fiscal 2002 the Company reported EBITDA of $0.8 million and net income of $0.5 million, or $0.03 per diluted share. eDiets expects to report final earnings results for the first quarter of fiscal 2003 on April 24, 2003.

For the second quarter of fiscal 2003 eDiets indicated that certain factors will influence its financial results but the impact of these factors cannot yet be quantified. First, as of March 31, 2003 the Company had prepaid approximately $1.6 million in online advertising that will be used to support its new strategy, the cost of which will be recognized in the second quarter. While eDiets’ management is optimistic about the long-term prospects for this strategy, it does not deem it prudent to forecast the strength of consumer response to its new approach at this time. Second, since the beginning of hostilities between the United States and Iraq in late March, the sales performance of the Company’s advertising campaigns has declined by approximately 20 to 25 percent. The Company is monitoring and managing its capital resources accordingly. Cash balances, which are net of the $1.6 million in advertising prepayments for the launch, totaled approximately $1.5 million as of March 31, 2003, and include approximately $200,000 in restricted cash.

About eDiets

eDiets is the leading online provider of subscription-based, comprehensive weight-loss, fitness and motivational programs tailored specifically to individual dietary requirements, capabilities and lifestyles. Its Web site www.eDiets.com is one of most visited Web sites for health, fitness and nutrition today, according to Nielsen//Netratings. eDiets provides 24/7 access via the Web to personalized diet programs, an expert staff of psychologists, doctors, nutritionists and fitness

1 The most directly comparable financial measure to EBITDA under Generally Accepted Accounting Principles (GAAP) is income from operations. The reconciliation of income (loss) from operations to EBITDA (EBITDA loss) is as follows ($            in millions):

	Three months ended March 31, 2003 (estimated)	Three months ended March 31, 2002 (actual)
Income (loss) from operations	$(1.8)—$(2.1)	$0.5
Depreciation and amortization	0.3	0.3

EBITDA	$(1.5)—$(1.8)	$0.8

trainers and over 100 online support communities. The site offers customized diets, plus specific nutrition plans for individuals with high-cholesterol, diabetes and other medical issues.

eDiets is a publicly traded company (OTC BB: EDET.OB) directed by a strong management team comprised of licensed dieticians and psychologists, an experienced technical staff and a seasoned corporate organization. The company’s Web site is http://www.ediets.com.

Statements in the release, which are not historical in nature, are forward—looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, (1) that the final results for the quarter ended March 31, 2003 will be within the indicated ranges, (2) that the Company’s steps to deal with today’s proliferation of unsolicited emails that compete with communications with its members will be successful, (3) that the Company will make a successful transition from being a one product company to being a source for multiple brands of diet solutions, (4) that the Company’s prepaid online advertising expenses will support the Company’s new strategy, (5) that the Company’s performance improves before its currently available capital resources are depleted, (6) that the Company is able to obtain sufficient outside financing on acceptable terms, when and if required, (7) changes in general economic and business conditions, (8) changes in product acceptance by consumers, effectiveness of sales and marketing efforts, and (9) loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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